Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS FIRST QUARTER RESULTS
AND AFFIRMS 2014 EARNINGS GUIDANCE RANGE

______________________

COVINGTON, LA. (April 17, 2014) – Pool Corporation (NASDAQ/GSM:POOL) today reported results for the first quarter of 2014.

“As we focus on the emerging 2014 season, we believe our first quarter results are a solid starting point. From an operational perspective, the first quarter offers us an opportunity to further every aspect of our business. We have expanded into new areas and have enhanced our product offerings to extend our reach and our ability to better serve our customers,” said Manuel Perez de la Mesa, President and CEO.

Net sales for the quarter ended March 31, 2014 increased 10% to a record $406.3 million compared to $370.4 million in the first quarter of 2013, with base business sales up 9% for the period. Increased replacement and remodel activity led our base business growth, as evidenced by double-digit sales growth in building materials and equipment, primarily in our largest year-round markets. Approximately 2% of our sales growth reflected a change in the timing of customer early buy purchases, which effectively shifted sales into the first quarter of 2014 that have historically occurred in the second quarter. This change enables our customers to better position themselves to meet demand during the 2014 season, but alters the year over year comparability of our first and second quarter results.

Gross profit for the first quarter of 2014 increased 9% to a record $114.1 million from $104.8 million in the same period of 2013. Gross profit as a percentage of net sales (gross margin) declined 20 basis points to 28.1% in the first quarter of 2014. The shift in customer early buy purchases negatively impacted first quarter gross margin. Excluding this impact, gross margin was essentially flat compared to the first quarter of last year.

Selling and administrative expenses (operating expenses) increased 8% to $105.5 million in the first quarter of 2014 compared to the first quarter of 2013, with base business operating expenses up 7% for the period. This increase primarily reflects incremental costs to support our first quarter net sales growth, inflationary cost increases, higher outside professional fees and increased costs due to the expansion in 2014 of our annual retail marketing event. These increases had a proportionately larger impact on our results given the seasonality of our first quarter sales.

Operating income for the quarter increased 25% to $8.6 million compared to the same period in 2013. Operating income as a percentage of net sales (operating margin) was 2.1% for the first quarter of 2014 compared to 1.9% in the first quarter of 2013.

Net income increased 22% to $4.2 million in the first quarter of 2014, compared to $3.4 million for the first quarter of 2013. Earnings per share was up $0.02 to $0.09 per diluted share for the three months ended March 31, 2014 versus $0.07 per diluted share for the comparable period in 2013.

On the balance sheet, total net receivables and net inventory levels increased 12% and 7% compared to March 31, 2013. Total debt outstanding at March 31, 2014 was $324.2 million, up 16% compared to March 31, 2013.

Cash used in operations was $37.3 million for the first three months of 2014 compared to $40.0 million for the first three months of 2013. Adjusted EBITDA (as defined in the addendum to this release) was $14.3 million for the first quarter of 2014 compared to $12.1 million for the first quarter of 2013.

“We are now fully engaged in 2014, with our team dedicated to exceeding customers' expectations every day to earn their business. We affirm our 2014 annual earnings guidance of $2.35 to $2.45 per diluted share. All in all, we believe we have the tools, the programs, the inventory, the support and especially, the people to uniquely provide more value than anyone in the industry,” said Perez de la Mesa.

POOLCORP is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOLCORP operates 325 sales centers in North America, Europe and South America, through which it distributes more than 160,000 national brand and private label products to roughly 80,000 wholesale customers. For more information, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOLCORP’s 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT:
Craig K. Hubbard
985.801.5117
craig.hubbard@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2014	2013

Net sales	$406,344	$370,362
Cost of sales	292,244	265,601
Gross profit	114,100	104,761
Percent	28.1%	28.3%

Selling and administrative expenses	105,454	97,829
Operating income	8,646	6,932
Percent	2.1%	1.9%

Interest expense, net	1,933	1,614
Income before income taxes and equity earnings	6,713	5,318
Provision for income taxes	2,604	1,896
Equity earnings in unconsolidated investments	79	18
Net income	$4,188	$3,440

Earnings per share:
Basic	$0.09	$0.07
Diluted	$0.09	$0.07
Weighted average shares outstanding:
Basic	45,178	46,385
Diluted	46,375	47,580

Cash dividends declared per common share	$0.19	$0.16

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31,	March 31,	Change
	2014	2013	$	%

Assets
Current assets:
Cash and cash equivalents	$7,257	$12,873	$(5,616)	(44)%
Receivables, net	47,694	188,294	(140,600)	(75)
Receivables pledged under receivables facility	163,413	—	163,413	100
Product inventories, net	527,304	494,321	32,983	7
Prepaid expenses and other current assets	9,944	13,029	(3,085)	(24)
Deferred income taxes	5,427	5,153	274	5
Total current assets	761,039	713,670	47,369	7

Property and equipment, net	55,212	48,755	6,457	13
Goodwill	173,554	169,983	3,571	2
Other intangible assets, net	10,991	10,793	198	2
Equity interest investments	1,272	1,179	93	8
Other assets, net	11,132	9,360	1,772	19
Total assets	$1,013,200	$953,740	$59,460	6%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$370,002	$338,026	$31,976	9%
Accrued expenses and other current liabilities	28,069	30,413	(2,344)	(8)
Current portion of long-term debt and other long-term liabilities	4	21	(17)	(81)
Total current liabilities	398,075	368,460	29,615	8

Deferred income taxes	19,747	14,207	5,540	39
Long-term debt	324,226	278,542	45,684	16
Other long-term liabilities	9,474	7,549	1,925	26
Total liabilities	751,522	668,758	82,764	12
Total stockholders’ equity	261,678	284,982	(23,304)	(8)
Total liabilities and stockholders’ equity	$1,013,200	$953,740	$59,460	6%
__________________

1.	The allowance for doubtful accounts was $4.8 million at March 31, 2014 and $5.4 million at March 31, 2013.

2.	The inventory reserve was $7.8 million at March 31, 2014 and $8.5 million at March 31, 2013.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2014	2013	Change
Operating activities
Net income	$4,188	$3,440	$748
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	3,434	3,073	361
Amortization	328	321	7
Share-based compensation	2,058	1,905	153
Excess tax benefits from share-based compensation	(1,487)	(1,703)	216
Equity earnings in unconsolidated investments	(79)	(18)	(61)
Other	335	(38)	373
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(85,018)	(74,283)	(10,735)
Product inventories	(97,032)	(94,786)	(2,246)
Prepaid expenses and other assets	(1,197)	(2,461)	1,264
Accounts payable	154,675	137,896	16,779
Accrued expenses and other current liabilities	(17,550)	(13,332)	(4,218)
Net cash used in operating activities	(37,345)	(39,986)	2,641

Investing activities
Acquisition of businesses, net of cash acquired	(4,512)	(325)	(4,187)
Purchase of property and equipment, net of sale proceeds	(5,870)	(4,882)	(988)
Other investments, net	49	9	40
Net cash used in investing activities	(10,333)	(5,198)	(5,135)

Financing activities
Proceeds from revolving line of credit	184,988	149,760	35,228
Payments on revolving line of credit	(163,549)	(102,100)	(61,449)
Proceeds from asset-backed financing	66,569	—	66,569
Payments on asset-backed financing	(10,200)	—	(10,200)
Payments on long-term debt and other long-term liabilities	—	(5)	5
Excess tax benefits from share-based compensation	1,487	1,703	(216)
Proceeds from stock issued under share-based compensation plans	5,231	6,438	(1,207)
Payments of cash dividends	(8,569)	(7,434)	(1,135)
Purchases of treasury stock	(28,168)	(3,829)	(24,339)
Net cash provided by financing activities	47,789	44,533	3,256
Effect of exchange rate changes on cash and cash equivalents	(860)	1,061	(1,921)
Change in cash and cash equivalents	(749)	410	(1,159)
Cash and cash equivalents at beginning of period	8,006	12,463	(4,457)
Cash and cash equivalents at end of period	$7,257	$12,873	$(5,616)

ADDENDUM

Base Business

The following table breaks out our consolidated results into the base business component and the excluded component (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,		March 31,		March 31,
	2014	2013	2014	2013	2014	2013
Net sales	$404,618	$370,244	$1,726	$118	$406,344	$370,362

Gross profit	113,547	104,720	553	41	114,100	104,761
Gross margin	28.1%	28.3%	32.0%	34.7%	28.1%	28.3%

Operating expenses	104,583	97,751	871	78	105,454	97,829
Expenses as a % of net sales	25.8%	26.4%	50.5%	66.1%	26.0%	26.4%

Operating income (loss)	8,964	6,969	(318)	(37)	8,646	6,932
Operating margin	2.2%	1.9%	(18.4)%	(31.4)%	2.1%	1.9%

We have excluded the following acquisitions from base business for the periods identified:

Acquired (1)	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
DFW Stone Supply, LLC	March 2014	2	March 2014
Atlantic Chemical & Aquatics Inc.	February 2014	2	February - March 2014
B. Shapiro Supply, LLC	May 2013	1	January - March 2014
Swimming Pool Supply Center, Inc.	March 2013	1	January - March 2014 and March 2013
(1)    We acquired certain distribution assets of each of these companies.

We exclude sales centers that are acquired, closed or opened in new markets from base business results for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers. As of March 31, 2014, we excluded one sales center opened in a new market from base business.

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

The table below summarizes the changes in our sales centers in the first three months of 2014:

December 31, 2013	321
Acquired	4
New locations	1
Consolidated locations	(1)
March 31, 2014	325

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share‑based compensation, goodwill and other non-cash impairments and equity earnings or loss in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP). We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended
(In thousands)	March 31,
	2014	2013
Net income	$4,188	$3,440
Add:
Interest expense (1)	1,933	1,614
Provision for income taxes	2,604	1,896
Share-based compensation	2,058	1,905
Equity earnings in unconsolidated investments	(79)	(18)
Depreciation	3,434	3,073
Amortization (2)	195	225
Adjusted EBITDA	$14,333	$12,135

(1)	Shown net of interest income and includes amortization of deferred financing costs as discussed below.

(2)	Excludes amortization of deferred financing costs of $133 and $96 for the three months ended March 31, 2014 and March 31, 2013, respectively.

The table below presents a reconciliation of Adjusted EBITDA to net cash provided by operating activities. Please see page 5 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Three Months Ended
(In thousands)	March 31,
	2014	2013
Adjusted EBITDA	$14,333	$12,135
Add:
Interest expense, net of interest income	(1,800)	(1,518)
Provision for income taxes	(2,604)	(1,896)
Excess tax benefits from share-based compensation	(1,487)	(1,703)
Other	335	(38)
Change in operating assets and liabilities	(46,122)	(46,966)
Net cash used in operating activities	$(37,345)	$(39,986)